UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	July 3, 2017

Exact Name of Registrant as Specified in Its Charter:	CALAMP CORP.

DELAWARE	0-12182	95-3647070
State or Other Jurisdiction of	Commission	I.R.S. Employer
Incorporation or Organization	File Number	Identification No.

Address of Principal Executive Offices:	15635 Alton Parkway, Suite 250
Irvine, California 92618

Registrant's Telephone Number, Including
Area Code:	(949) 600-5600

Former Name or Former Address,
if Changed Since Last Report:	Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[✓]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On July 3, 2017, CalAmp Corp. (“CalAmp” or the “Company”) received the following letter from a purported stockholder (the “Stockholder”) relating to Proposal Three in the Company’s June 30, 2017 Schedule 14A:

PURCELL JULIE & LEFKOWITZ LLP

65 BROADWAY, SUITE 828 | NEW YORK , NY 10006

DOUGLAS E. JULIE | T: 212-792-0922 | djulie@pjlfirm.com

July 3, 2017

VIA UPS & EMAIL

Board of Directors
c/o Corporate Secretary
CalAmp Corporation
15635 Alton Parkway
Suite 250
Irvine, CA 92618
rvitelle@calamp.com

Re: Stockholder Litigation Demand

To the Board of Directors of CalAmp Corporation:

We write on behalf of our client, William Holmes, who is and has been a stockholder of CalAmp Corporation ("CalAmp" or the "Company") since May 2016. This stockholder litigation demand letter is made on behalf of CalAmp and its stockholders, and concerns misrepresentations made by the Company's Board of Directors (the "Board") in soliciting stockholder approval of the amended and restated CalAmp Corp. 2004 Incentive Stock Plan (the "Plan"). In particular, and as described in detail below, in the Schedule 14A Definitive Proxy Statement filed by CalAmp with the U.S. Securities and Exchange Commission (the "SEC") on June 30, 2017 (the "Proxy") in connection with the Company's 2017 Annual Meeting of Stockholders, scheduled for July 28, 2017 (the "Annual Meeting"), the Board represented that the Plan restricts the amount of equity awards that can be granted to any employee during a fiscal year when in fact there are no such restrictions in the actual terms of the Plan.

A. The Amended and Restated CalAmp Corp. 2004 Incentive Stock Plan

The Plan was originally adopted by the Board and approved by the Company's stockholders in 2004. The Plan originally reserved 3.2 million shares of CalAmp common stock for issuance in the form of various equity awards to the Company's officers, employees, and non-employee directors. As a result of amendments to the Plan, most recently in 2014, stockholders have authorized the issuance of up to 8 million shares under the Plan. As of February 28, 2017, 1,258,772 shares remained available for new equity awards under the Plan. The Board's Compensation Committee (the "Compensation Committee") is designated as the Plan administrator.

On June 6, 2017, the Board adopted an amendment and restatement of the Plan, which among other things increased the number of shares reserved for issuance to 9.6 million shares. In Proposal Three of the Proxy, the Board is seeking stockholder approval of the amendment and restatement. The Proxy misrepresents the material terms of the Plan by stating that the Plan restricts the amount of equity that can be granted to employees during any fiscal year to awards covering no more than 300,000 shares. Specifically, in a section purporting to summarize the "principal features" of the Plan, the Proxy states: "No single employee can be granted more than three hundred thousand (300,000) shares in any fiscal year of any type of equity award issuable under the 2004 Stock Plan (options, SARs, restricted stock, RSUs, phantom stock or bonus stock)."

In fact, however, the Plan imposes no such per-participant fiscal year limit. Specifically, Section 3(b), titled Individual Limitation, states:

Subject to adjustment as provided in Section 3(c) hereof, the total number of Incentive Awards(l) awarded to any one employee during any fiscal year of the Company, shall not exceed 300,000 shares of Company Stock. Determinations under the preceding sentence shall be made in a manner that is consistent with Section 162(m) of the Code and regulations promulgated thereunder. The provisions of this Section 3(b) shall not apply in any circumstance with respect to which the Committee determines that compliance with Section 162(m) of the Code is not necessary. [(emphasis added).]

Thus, pursuant to the express and clear terms of the Plan, the 300,000-share fiscal year limit described in the Proxy is only applicable to awards for which the Compensation Committee determines that compliance with Section 162(m) of the Internal Revenue Code ("Section l62(m)") is necessary.

Section 162(m) provides a set of rules that must be followed before awards can qualify as performance based compensation, and thus obtain favorable tax treatment for certain compensation in excess of $1 million. Importantly, the Compensation Committee has no duty under the federal securities laws, the Internal Revenue Code, state law, or otherwise, to grant awards that qualify as tax-deductible "performance-based compensation" under Section 162(m). The terms of the Plan expressly provide the Compensation Committee with complete discretion in determining whether or not to grant awards that so-qualify. Thus, there is effectively no per-employee fiscal year limit in the Plan, as the Compensation Committee can grant awards covering any amount of shares (limited only by the Plan's aggregate share reserve) to any employee simply by determining that it is not necessary for certain awards to qualify for the performance-based compensation exception under Section 162(m).
____________________
1 "Incentive Award" is defined in the Plan to mean any of the award types allowable under the Plan.

Whether or not there is an annual limit on employee awards is information that a reasonable stockholder would certainly find important in determining whether to approve the Plan. The more than 2.8 million shares of CalAmp common stock that would be available for issuance if the amendment and restatement to the Plan is approved would represent over 8% of the Company's issued and outstanding common stock as of June 5, 2017. As awards are granted under the Plan, CalAmp's existing stockholders' stakes in the Company will be diluted. But the Plan also serves beneficial purposes. As stated in Proposal Three of the Proxy, senior Company leadership believes that Plan awards "enhance the Company's ability to attract highly qualified personnel and strengthen its retention capabilities, and that it is in the best interest of the Company's stockholders for officers, employees and directors to own stock in the Company and that such ownership will instill in the participants a proprietary interest in the success of the Company." A cap on the size of awards that an individual participant can receive will aid in achieving these beneficial purposes and ensure that the shares reserved for issuance under the Plan are distributed among the various Company employees and non-employee directors as well as in attracting new employees.

On the other hand, stockholders may think twice about approving the Plan if the Proxy adequately informed them of its actual terms, i.e. that the Compensation Committee has complete discretion to grant any participant an unlimited amount of stock awards (subject only to the Plan's aggregate share reserve) at any time. Indeed, under the Plan as actually promulgated (rather than as described in the Proxy), the Compensation Committee can grant all 1.6 million new shares to CalAmp's Chief Executive Officer in one year, thereby causing substantial dilution to the Company's public stockholders without accomplishing the Plan's stated purposes. A reasonable stockholder, concerned about unfair executive compensation specifically or dilution generally, may certainly consider voting against such a plan.

Accordingly, given the Board's misrepresentations regarding the Plan's material terms, stockholders are unable to make an informed decision in determining whether to approve the Plan. In issuing the materially false and misleading Proxy, the Board has breached its fiduciary duties.

B. Demanded Actions

Our client, on behalf of CalAmp and its stockholders, demands as follows:

1.	The Board shall amend the Plan to remove the language stating that the 300,000 share per-employee fiscal year limit "shall not apply in any circumstance with respect to which the Committee determines that compliance with Section 162(m) of the Code is not necessary[,]" and make appropriate disclosure of the amendment to stockholders; or

2.	In the event the Board determines not to amend the Plan, the Board shall disseminate corrective disclosures that inform stockholders that the Plan does not in fact contain limits on the amount of stock awards that can be granted to an individual employee during a fiscal year and specifically alerting stockholders to the misrepresentation in the Proxy.

The purpose of this demand letter is to give you the first opportunity to investigate and take remedial action. If you fail to respond or contact us on or before July 10, 2017, we will be forced to assume that you have decided not to pursue any of the steps described above and we will take such action as we deem in the best interest of CalAmp and its stockholders, including but not limited to the filing of a lawsuit seeking to enjoin the vote on Proposal Three.

If you have any questions concerning this letter, please do not hesitate to contact me. I look forward to hearing from you, and appreciate your prompt attention to this matter.

CalAmp’s Response

The full text of paragraph 3(b) of the Company’s 2004 Incentive Stock Plan, as Amended and Restated Effective July 28, 2017, is as follows:

(b) Subject to adjustment as provided in Section 3(c) hereof, the total number of Incentive Awards awarded to any one employee during any fiscal year of the Company, shall not exceed 300,000 shares of Company Stock. Determinations under the preceding sentence shall be made in a manner that is consistent with Section 162(m) of the Code and regulations promulgated thereunder. The provisions of this Section 3(b) shall not apply in any circumstances with respect to which the (Compensation) Committee determines that compliance with Section 162(m) of the Code is not necessary.

As set forth in his July 3, 2017 letter, the Stockholder interprets the third sentence of paragraph 3(b) as providing the Compensation Committee with authority, at its sole discretion, to award Incentive Awards in excess of the 300,000 share limit set forth in the first two sentences of paragraph 3(b). The Company disagrees. Consistent with their understanding and application of paragraph 3(b) since the plan was first adopted, the Company’s Board and the Compensation Committee understand and intend the third sentence of paragraph 3(b) to permit an exception to the 300,000 annual award limit to apply only if the Compensation Committee determines that compliance with those provisions is no longer necessary to avoid the adverse tax consequences imposed under Section 162(m). Thus, paragraph 3(b) permits the Committee to exceed the 300,000 share limit only in the event of a change to currently applicable law.

On July 13, 2017, Institutional Investor Services (“ISS”) issued its voting recommendations in advance of the Company’s annual meeting of stockholders scheduled to be held on July 28, 2017. ISS recommends that stockholders vote “For” each of the director nominees named in Proposal One included in the Company’s 2017 proxy statement, “For” the “say-on-pay” proposal, “For” approval of the Company’s 2004 Incentive Stock Plan, as amended and restated to be effective July 28, 2017, and “For” ratification of the Company’s independent auditing firm. In addition, the ISS “QualityScore” for the Company, as of July 1, 2017 was “1”. The ISS QualityScore is derived from publicly disclosed data on the Company’s governance practices and scores indicate decile rank relative to index or region. According to ISS, decile score of “1” indicates lower governance risk, while a “10” indicates higher governance risk.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAMP CORP.

July 14, 2017	By:	/s/ Richard Vitelle
Date		Richard Vitelle,
Executive Vice President & CFO
(Principal Financial Officer)